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                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Proxy Statement/Prospectus constituting part of this registration statement of Cabletron Systems, Inc. ("Cabletron") on Form S-4 (as filed on July 28, 1998) of our report, which includes an explanatory paragraph, dated February 19, 1998, on our audit of the Statement of Assets Sold and Statement of Revenue and Direct Operating Expenses (the "Statements") of the Network Products Business of Digital Equipment Corporation (the "Business"), which report is included in Cabletron's amended current report on Form 8-K/A dated March 4, 1998. The explanatory paragraph states that the Statements were prepared to present the assets sold by the Business to Cabletron and the revenue and direct operating expenses of the Business and are not intended to be a complete presentation of the Business' financial position or results of operations. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus which is a part of this registration.

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
July 28, 1998